             SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.




                          FORM 8-K

                       CURRENT REPORT




           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported)
                      January 16, 1998



                       EEX CORPORATION
   (Exact name of Registrant as specified in its charter)


    Texas                 1-12905            752421863
(State or other         (Commission       (I.R.S. Employer
jurisdiction of         File Number)      Identification No.)
incorporation)



2500 CityWest Boulevard, Suite 1400, Houston, Texas    77042
(Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including Area Code  (713)243-3100

ITEM 5.   Other Events

Set forth below in its entirety is a News Release issued by EEX Corporation on January 16, 1998:


            EEX SECURES RIG FOR LLANO APPRAISAL;
           MAY SELL OR TRADE EAST TEXAS PROPERTIES

HOUSTON, TEXAS (January 16, 1998) -- EEX Corporation  (NYSE:
EEX) and its partner Enterprise Oil (NYSE: ETP) have entered into a letter of intent with Oxy USA, Inc. to acquire the use of the Sedco Omega semi-submersible rig for the purpose of deepening and appraising their recently announced Llano discovery on Garden Banks Block 386. The Omega rig is expected to begin drilling at the Llano prospect toward the end of the first quarter.

"This considerably shortens the time frame we had originally estimated for appraisal of our Llano discovery. We intend to deepen the existing well to fully explore the potential of the Miocene sand and to drill a sidetrack well to appraise the reserve size of this discovery," said Tom Hamilton, Chairman and President, Chief Executive Officer.

Separately, EEX has opened a data room relating to its  East
Texas properties as a part of its ongoing evaluation of the Company's oil and gas assets and in response to interest expressed by other oil and gas companies.

"We have completed the internal evaluation of our East Texas assets and based upon the interest expressed by some of our peers, we believe there may be an opportunity to maximize the value of these assets through a trade for other properties that better fit our core areas or a cash sale," said Mr. Hamilton.

EEX Corporation is a natural gas and oil exploration and production company with activities focused in Texas and the Gulf of Mexico.

                           # # #

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1993 and
Section 21E of the Securities Exchange Act of 1934. Although EEX believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political developments in foreign countries, federal and state regulatory developments, the timing and extent of changes in commodity prices, the timing and extent of success in discovering, developing and producing or acquiring oil and gas reserves, and conditions of the capital and equity markets during the periods covered by the forward-looking statements.

                         SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     EEX Corporation

                                  By:  /s/ R. E. Schmitz
                                      -------------------
                                      R. E. Schmitz
                                      Vice President and
                                      Controller



Date:     January 26, 1998